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                                                      EXHIBIT  16.1


                                            March 30, 1998
Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for American Savings Bank, F.A. and subsidiaries and, under the date of January 26, 1996, except as to Note 26 to the consolidated financial statements, which is as of February 8, 1996, we reported on the consolidated financial statements of American Savings Bank, F.A. and subsidiaries for the year ended December 31, 1995. On December 20, 1996, our appointment as independent auditors of American Savings Bank, F.A. and subsidiaries was terminated. We have read Washington Mutual Bank, FA, formerly American Savings Bank, F.A., statements included under Item 9 of its December 31, 1997, annual report on Form 10-K, and we agree with such statements, except that we are not in a position to agree or disagree with American Savings Bank, F.A. and subsidiaries statement that the decision to change was approved by the Registrant's Board of Directors.

                        Very truly yours,

                        /s/ KPMG Peat Marwick LLP

                        KPMG Peat Marwick LLP
                        Los Angeles, California